UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2017
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46‑5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200
Greenwood Village, Colorado, 80111
(Address of principal executive offices)
(720) 630‑2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))755000‑4‑2884‑v0.3

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

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Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement of a Registrant.
On February 8, 2017, pursuant to a partial exercise by NSA OP, LP (the "Operating Partnership") of its expansion option under its amended and restated credit agreement dated as of May 6, 2016 (as amended, the "Credit Agreement"), the Operating Partnership, as borrower, certain of its subsidiaries that are party to the Credit Agreement, as subsidiary guarantors, and National Storage Affiliates Trust (the "Company"), as parent guarantor, entered into a second increase agreement and amendment (the "Increase Agreement") with KeyBank National Association, as Administrative Agent (the "Administrative Agent"), and the lenders party thereto, as the increase lenders, to increase the total borrowing capacity under the tranche A term loan facility ("Term Loan A") and tranche B term loan facility ("Term Loan B") by $10.0 million and $55.0 million, respectively, and to provide a new tranche C term loan facility ("Term Loan C") in an aggregate outstanding principal amount of $105.0 million, which, in the aggregate, increase the total borrowing capacity by $170.0 million for a total credit facility of $895.0 million consisting of four components: (i) a $400.0 million revolving line of credit, (ii) Term Loan A, which now provides for a total borrowing commitment of up $235.0 million, (iii) Term Loan B, which now provides for a total borrowing commitment of up to $155.0 million and (iv) Term Loan C, which provides for a total borrowing commitment of up to $105.0 million. The Operating Partnership continues to have an expansion option under the credit facility, which, if exercised in full, would provide for a total credit facility of $1.0 billion.
Term Loan C matures on February 8, 2024. It is not subject to any scheduled reduction or amortization payment prior to maturity. Interest rates applicable to loans under Term Loan C are determined based on a 1, 2, 3 or 6 month LIBOR period (as elected by the Company at the beginning of any applicable interest period) plus an applicable margin or a base rate, determined by the greatest of the Key Bank prime rate, the federal funds rate plus 0.50% or one month LIBOR plus 1.00%, plus an applicable margin. The applicable margins for Term Loan C are leverage based and range from 1.70% to 2.25% for LIBOR loans and 0.70% to 1.25% for base rate loans; provided that after such time as the Company achieves an investment grade rating from at least two rating agencies, the Company may elect (but is not required to elect) that Term Loan C is subject to the rating based on applicable margins ranging from 1.50% to 2.45% for LIBOR Loans and 0.50% to 1.45% for base rate loans. Prepayments of any loans under Term Loan C are subject to prepayment premiums of 2.00% from the date of the Increase Agreement through and including the first anniversary of the Increase Agreement and 1.00% from the first anniversary of the Increase Agreement through and including the second anniversary of the Increase Agreement. There is no prepayment penalty thereafter.
Other than the increases and amendments related to Term Loan C described above, the Increase Agreement did not impact or amend the Credit Agreement's previously disclosed terms, including its covenants, events of default, or terms of payment.
The description above is only a summary of the material provisions of the Increase Agreement and is qualified in its entirety by reference to a copy of the Increase Agreement, which will be filed with the Company's next annual report on Form 10‑K. The Credit Agreement was filed on August 9, 2016 as Exhibit 10.3 to the Company's quarterly report on Form 10‑Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer
Date: February 14, 2017